Exhibit 5.2
November 8, 2010
Matter No.:339546
Doc Ref: Corpdoc346471
+441 299-4982
mary.ward@conyersdill.com
Travelport Limited
Clarendon House
2 Church Street
Hamilton HM11
Bermuda
Dear Sirs,
Travelport Limited
Exchange Offer of US$250,000,000 Senior Notes Due 2016
We have acted as special legal counsel in Bermuda to Travelport Limited (the “Company”) in connection with a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “Commission”) on October 4, 2010, as amended (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”) of up to US$250,000,000 aggregate principal amount of 9% Senior Notes due 2016 (the “Exchange Notes”) to be issued by Travelport Inc. and Travelport LLC. The Exchange Notes are to be offered in exchange for a like principal amount of the issued and outstanding 9% Senior Notes due 2016 issued by Travelport Inc. and Travelport LLC on August 18, 2010 (the “Original Notes”) under the Indenture dated as of August 18, 2010, by and between the Company, Travelport Inc., Travelport LLC, TDS Investor (Luxembourg), S.à.r.l. (“Luxembourg Guarantor”),Waltonville Limited (“Foreign Holdco”), the other guarantors listed therein (the “Subsidiary Guarantors” and, together with the Company, Luxembourg Guarantor and Foreign Holdco, the “Guarantors”) and The Bank of Nova Scotia Trust Company of New York, as trustee (the “Indenture”). The Indenture provides that the Exchange Notes will be unconditionally guaranteed as to the payment of principal and interest, on an unsecured senior basis by each of the Guarantors (together, the “Guarantees”).
For the purposes of giving this opinion, we have examined the following documents:
(i)	an electronic copy of the Registration Statement;

(ii)	an electronic copy of the executed Indenture; and

(iii)	an electronic copy of the Registration Rights Agreement dated as of August 18, 2010 among Travelport LLC, Travelport Inc., Credit Suisse Securities (USA) LLC and the Guarantors listed on Schedule I therein (the “ Registration Rights Agreement”).
The documents listed in items (ii) through (iii) above are herein sometimes collectively referred to as the “ Documents” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).
We have also reviewed the memorandum of association and the bye laws of the Company, each certified by the Secretary of the Company on October 28, 2010, unanimous written resolutions of its directors effective on 16 August 2010 (the “ Minutes”), and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.
We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the capacity, power and authority of each of the parties to the Documents, other than the Company, to enter into and perform its respective obligations under the Documents; (d) the due execution and delivery of the Documents by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby; (e) the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us; (f) that the resolutions contained in the Minutes were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; (g) that the Company is entering into the Documents pursuant to its business of a holding company; (h) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein; (i) the validity and binding effect under the laws of the State of New York (the “ Foreign Laws”) of the Documents which are expressed to be governed by such Foreign Laws in accordance with their respective terms; (j) the validity and binding effect under the Foreign Laws of the submission by the Company pursuant to the Documents (as appropriate) to the non exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York (the “ Foreign Courts”); (k) that on the date of entering into the Documents the Company is and after entering into the Documents will be able to pay its liabilities as they become due.
The obligations of the Company under the Documents (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors; (b) will be subject to statutory limitation of the time within which proceedings may be brought; (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; (d) may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages; (e) may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.
We express no opinion as to the enforceability of any provision of the Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company.
We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement, the offering of the Exchange Notes by Travelport Inc. and Travelport LLC and the provision of the guarantee by the Company to the extent set forth in the Indenture, as described in the Registration Statement, and is not to be relied upon in respect any other matter.
On the basis of and subject to the foregoing, we are of the opinion that:
1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority, or to pay any Bermuda government fee or tax, which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	The Company has the necessary corporate power and authority to enter into and perform its obligations under the Documents including the provision of the guarantee by the Company to the extent set forth in the Indenture.

3.	The Company has taken all corporate action required to authorise its execution, delivery and performance of the Documents.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.
Yours faithfully,
CONYERS DILL & PEARMAN LIMITED